UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Moleculin Biotech, Inc.

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Moleculin Biotech, Inc. utilized the following package in discussion with shareholders:

Moleculin Announces Adjournment of 2023 Annual Meeting to June 15, 2023

- Company urges shareholders of record date, March 27, 2023, to vote your shares immediately if you have not already done so

HOUSTON, May 30, 2023 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses, today announced that its annual meeting of stockholders (the “Annual Meeting”) scheduled for and convened on Thursday, May 25, 2023 has been partially adjourned to Thursday, June 15, 2023 at 10:30 a.m. Eastern Time.

A quorum was present at last week’s Annual Meeting, and Proposals 1 (election of directors), 2 (appointment of auditors), 3 (amendments to the 2015 Stock Plan), and 4 (executive compensation), put forth in the definitive proxy statement received the requisite votes for approval. The Company’s stockholders also approved Proposal 8 (adjournment of the Annual Meeting) for the purpose of continuing to solicit votes in favor of Proposal 5 (reverse stock split). The Company’s stockholders did not approve Proposal 6 (authorized share increase) or Proposal 7 (amendment to the Company’s amended and restated certificate of incorporation).

With over 64% of all shares voted, Moleculin stockholders are in favor of the reverse split proposal. Results of votes cast “FOR” Proposal 5 to-date are 74% of the total voted shares. Additionally, both of the leading proxy advisory firms (Glass Lewis and ISS) have recommended that stockholders vote “FOR” the Proposal 5. With a clear plurality of the vote in favor of Proposal 5 and strong, independent third-party support for this proposal, the Company is allowing additional time for stockholders holding approximately 34% of the shares that have yet to be voted the opportunity to express their views. Proposal 5 requires a majority of all shares outstanding to vote “FOR” the measures, not just a plurality of the vote.

“We appreciate the strong support we have received from Moleculin’s voting stockholders to date. As we continue to progress and position ourselves for an exciting year of data, we are also focused on maintaining our Nasdaq listing and utilizing all tools to position ourselves for success,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “Through this proxy process, we have received feedback and heard from our stakeholders, in particular regarding the share increase proposal. Based on this feedback, we have closed the voting on Proposal 6 (share increase) and was not approved. However, we are strongly encouraging stockholders to vote in favor of Proposal 5, which allows the Board and Management team to implement a reverse split at their discretion, including if the Company is unable to maintain the listing criteria for Nasdaq. With a strong majority of stockholders who have already voted in support of Proposal 5, we intend to continue our efforts to pass this important measure so that we can execute Moleculin’s strategic clinical development plan aimed at generating value in the near and long-term for all stakeholders.”

Please click on the following link for a video message from Mr. Klemp: https://moleculin.com/media-53023/.

If you have already voted your shares “FOR” Proposal 5, you do not need to vote again, and we thank you for your support. If you did not vote at all, abstained from voting for, or voted against with respect to the proposals, we kindly ask you to vote, or to reconsider your vote.

Moleculin stockholders who need assistance in voting their shares may contact the Company’s proxy solicitor, Okapi Partners, at 844-343-2643.

YOUR VOTE IS IMPORTANT.  VOTE TODAY!

A proxy form or voting instruction form accompanied the Annual Meeting materials Instructions on how to vote.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com